                                                                   Exhibit 4(mm)

                              FORM OF AMENDMENT TO

                               JANUS ASPEN SERIES

                        INVESTMENT SUB-ADVISORY AGREEMENT

                            SMALL CAP VALUE PORTFOLIO

         THIS AMENDMENT is made this 1st day of May, 2004, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and BAY ISLE FINANCIAL LLC, a Delaware limited liability company ("Bay Isle").

                               W I T N E S S E T H

         WHEREAS, Janus and Bay Isle are parties to an Investment Sub-Advisory Agreement on behalf of Small Cap Value Portfolio (the "Portfolio"), a series of Janus Aspen Series, a Delaware statutory trust (the "Trust"), dated December 10, 2002 (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, Bay Isle or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the name of Small Cap Value Portfolio has been changed to Small Company Value Portfolio effective May 1, 2004;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. All references to "Small Cap Value Portfolio" shall be replaced with "Small Company Value Portfolio."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                       JANUS CAPITAL MANAGEMENT LLC

                                       By: _____________________________________
                                           Kelley A. Howes, Vice President and
                                           General Counsel

                                       BAY ISLE FINANCIAL LLC

                                       By: _____________________________________
                                       Name: ___________________________________
                                       Title: __________________________________